Exhibit 10.43

AMENDED AND RESTATED

SERVICING AGREEMENT

Dated as of June 27, 2007

by and between

CARTUS CORPORATION

as Originator and Servicer,

CARTUS RELOCATION CORPORATION

as Originator,

KENOSIA FUNDING, LLC

as Issuer

and

THE BANK OF NEW YORK

as Trustee

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-ii-

SCHEDULES

SCHEDULE 3.04(k)	List of Lockbox Banks	S-1

EXHIBIT

EXHIBIT A	Form of Annual Servicer’s Certificate	E-1

EXHIBIT B	Forms of Lockbox Agreements	E-3

EXHIBIT C	List of Servicing Officers	E-4

EXHIBIT D	Form of Monthly Originator Report	E-5

EXHIBIT E	Form of Weekly Activity Report	E-6

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THIS AMENDED AND RESTATED SERVICING AGREEMENT (this “Agreement”) dated as of June 27, 2007 is made by and between CARTUS CORPORATION, a Delaware corporation, as originator and servicer (“Cartus” or the “Servicer”), CARTUS RELOCATION CORPORATION, a Delaware corporation, as Originator (“CRC”), KENOSIA FUNDING, LLC, a Delaware limited liability company (the “Issuer”), and THE BANK OF NEW YORK, a New York state banking corporation, as Trustee (the “Trustee”).

The Servicer, CRC, the Issuer and the Trustee entered into that certain Servicing Agreement, dated as of March 7, 2002 (as amended, supplemented or modified prior to the effectiveness hereof, the “Original Servicing Agreement”). The parties hereto have determined that the Original Servicing Agreement should be amended and restated in full to reflect all amendments entered into prior to the date hereof, including name changes, and to correct minor mistakes. This Agreement therefore amends and restates the Original Servicing Agreement.

In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties, the Trustee and the holders of any Notes issued by the Issuer from time to time under the Indenture to the extent provided herein:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement, CRC Purchase Agreement or Fee Receivables Purchase Agreement, as applicable. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Agreement” shall mean this Servicing Agreement and all amendments hereof and supplements hereto.

“Amendment Parties” shall have the meaning set forth in Section 11.18(a).

“Amortization Event” shall have the meaning set forth in the Indenture.

“Asset Amount Deficiency” shall have the meaning set forth in the Indenture.

“Authentication Agent” shall have the meaning set forth in the Indenture.

“CFC” shall have the meaning set forth in Section 11.19.

“Collection Account” shall have the meaning set forth in Section 4.01.

“Conversion” shall have the meaning set forth in Section 11.18.

“CRC Purchase Agreement” shall mean the amended and restated purchase agreement dated as of the date hereof, between Cartus and CRC, as amended from time to time.

“Distribution Date” shall have the meaning set forth in the Indenture.

“Dollars,” “$” or “U.S. $” shall mean United States dollars.

“Eligible Account” shall mean an account that is (i) maintained with a depository institution whose short-term debt obligations at the time of any deposit therein are rated in the highest short-term debt rating categories by Moody’s and Standard & Poor’s, (ii) one or more accounts maintained with a depository institution, which accounts are fully insured by the FDIC, with a minimum long-term unsecured debt rating of “A3” by Moody’s and “BBB+” by Standard & Poor’s or (iii) a segregated trust account maintained with the corporate trust office of the Trustee or an Affiliate of the Trustee, in either case in its fiduciary capacity.

“Eligible Investments” shall have the meaning set forth in the Indenture.

“Eligible Receivables,” in the case of Fee Receivables, shall have the meaning set forth in the Fee Receivables Purchase Agreement and, in the case of Pool Receivables, shall have the meaning set forth in the Receivables Purchase Agreement.

“Eligible Servicer” shall mean Cartus or, if Cartus is not acting as Servicer, an entity that, at the time of its appointment as Servicer, (a) is servicing a portfolio of relocation services accounts or is acceptable to the Trustee and the Purchaser, (b) is legally qualified and has the capacity to service the Receivables, (c) is qualified to use the software that is then being used to service the Receivables or obtains the right to use or has its own software that is adequate to perform its duties under this Agreement and (d) has a net worth of at least $25,000,000 as of the end of its most recent fiscal quarter (or such lesser net worth as may be approved by the Purchaser).

“Event of Default” shall have the meaning set forth in the Indenture.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor.

“FDIC/USPS Contracts” shall have the meaning set forth in Section 11.19.

“FDIC/USPS Receivables” shall have the meaning set forth in Section 11.19.

“FDIC/USPS Related Property” shall have the meaning set forth in Section 11.19.

“FDIC/USPS Transferred Assets” shall have the meaning set forth in Section 11.19.

“Fee Receivables Purchase Agreement” shall mean the amended and restated fee receivables purchase agreement dated as of the date hereof between Cartus and the Issuer, as amended from time to time.

“Final Stated Maturity Date” shall have the meaning set forth in the Indenture.

“Home Purchase Price” shall mean, with respect to any Home, the appraised or other value set forth in the related Home Purchase Contract as the purchase price for such Home.

“Indebtedness” shall mean, with respect to any Person, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a balance sheet of such Person, other than (x) accounts payable and accrued expenses and (y) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person and (iii) all other obligations or liabilities of such Person with respect to the discharge of the obligations of any Person other than itself. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indenture” shall mean the amended and restated indenture dated as of the date hereof, by and between the Issuer, the Trustee and The Bank of New York, as Paying Agent, Authentication Agent and Transfer Agent and Registrar.

“Investment Company Act” shall have the meaning set forth in the Indenture.

“Kenosia Assignment Agreement” shall have the meaning set forth in Section 11.19.

“Lockbox” shall mean any post office box to which the Obligors remit Pool Collections or Fee Collections.

“Lockbox Account” shall mean each lockbox account and associated demand deposit account established pursuant to the Lockbox Agreement and such other lockbox accounts and associated demand deposit accounts that the Servicer may establish from time to time pursuant to a Lockbox Agreement.

“Lockbox Agreement” shall mean each lockbox agreement attached as Exhibit B and any other lockbox agreement pursuant to which the Servicer establishes a Lockbox Account in the name of the Trustee.

“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.

“Material Adverse Effect” shall mean, with respect to any Person and any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of such Person, (b) the ability of such Person to perform its obligations under any Transaction Document to which it is a party or, if applicable, all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by such Person under any Transaction Document to which it is a party, (d) the status, existence, perfection or priority of the interest of the Issuer and its assignees in the Pledged Assets, taken as a whole, in each case free and clear of any Lien (other than a Permitted Lien) or (e) the validity, enforceability or collectibility of all or any substantial portion of the Pledged Assets.

“Monthly Period” shall have the meaning set forth in the Indenture.

“Moody’s” shall mean Moody’s Investors Service or its successor.

“Net Receivables Balance” is defined in the Indenture.

“Nonrecoverable Advance” shall mean any Servicer Advance previously made in respect of a Home the Receivable arising from which has become a Defaulted Receivable.

“Note” shall have the meaning set forth in the Indenture.

“Officer’s Certificate” shall mean, unless otherwise specified in this Agreement, a certificate delivered as provided herein, signed:

(a) by the President, any Vice President or the chief financial officer of the Servicer, or

(b) by the President, any Vice President or the financial controller of any Successor Servicer

(or in either such case by an officer holding an office with equivalent or more senior responsibilities or a Servicing Officer).

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Issuer and the Trustee.

“Original Servicing Agreement” shall mean that certain Servicing Agreement, by and among the Servicer, CRC, the Issuer and the Trustee dated as of March 7, 2002, as amended, supplemented or modified prior to the effectiveness hereof.

“Outstanding” shall have the meaning set forth in the Indenture.

“Outstanding Amount” shall have the meaning set forth in the Indenture.

“Paying Agent” shall have the meaning set forth in the Indenture.

“Pledged Assets” shall have the meaning set forth in the Indenture.

“Possession Date” shall have, with respect to any Home, the meaning set forth in the related Home Purchase Contract.

“Purchaser” shall have the meaning set forth in the Indenture.

“Monthly Originator Report” shall have the meaning set forth in Section 3.07(c).

“Receivables Purchase Agreement” shall mean the amended and restated receivables purchase agreement dated as of the date hereof, between CRC and the Issuer, as amended from time to time.

“Reporting Date” shall mean the twelfth day of each calendar month or, if such twelfth day is not a Business Day, the immediately preceding Business Day.

“Requirements of Law” shall have the meaning set forth in the Note Purchase Agreement.

“Service Transfer” shall have the meaning set forth in Section 9.01.

“Servicer” shall mean Cartus, in its capacity as the Servicer under this Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of this Agreement.

“Servicer Advance” shall mean any out-of-pocket payments made by the Servicer with respect to a CRC Home, including but not limited to maintenance, repairs, utilities, insurance, taxes, assessments, Mortgage Payoffs, Mortgage Payments, Other Reimbursable Expenses, homeowners or association dues and other costs of ownership.

“Servicer Default” shall have the meaning set forth in Section 9.01.

“Servicing Fee” shall have the meaning set forth in Section 3.03.

“Servicing Officer” shall mean any officer of the Servicer or an attorney-in-fact of the Servicer who in either case is involved in, or responsible for, the administration and servicing of the Receivables and whose name appears on a list of servicing officers furnished to the Issuer and the Trustee by the Servicer, as such list may from time to time be amended. The initial list of Servicing Officers is set forth in Exhibit C.

“Solvent” shall have the meaning set forth in the Note Purchase Agreement.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or its successor.

“Sub-Servicer” shall have the meaning set forth in Section 3.01(b).

“Successor Servicer” shall have the meaning provided in Section 9.03(a).

“Surviving Entity” shall have the meaning set forth in Section 11.18(a).

“Termination Notice” shall have the meaning set forth in Section 9.01.

“Transfer Agent and Registrar” shall have the meaning set forth in the Indenture.

“Trustee” shall mean The Bank of New York, acting in its capacity as Trustee under the Indenture.

“Unmatured Servicer Default” shall mean any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default.

Section 1.02 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

(c) Agreements, Representations and Warranties. The agreements, representations and warranties of Cartus in this Agreement in its capacity as Servicer shall be deemed to be the agreements, representations and warranties of Cartus solely in such capacity for so long as Cartus acts in such capacity under this Agreement, provided that nothing in this paragraph shall be deemed to limit the survival of such agreements, representations and warranties.

(d) Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(e) References to Amounts. Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(f) Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement. References herein to this Agreement, the Purchase Agreement, the Receivables Purchase Agreement, the Indenture and the Fee Receivables Purchase Agreement shall mean and be references to each such document as amended and restated on the date hereof.

[END OF ARTICLE I]

ARTICLE II

[RESERVED]

ARTICLE III

ADMINISTRATION AND SERVICING

OF RECEIVABLES

Section 3.01 Acceptance of Appointment and Other Matters Relating to the Servicer.

(a) The servicing, administration and collection of the Pool Receivables, the Fee Receivables and the other Pledged Assets shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 3.01. Until the Trustee gives a Termination Notice to Cartus pursuant to Section 9.01, Cartus is hereby designated, and Cartus hereby agrees to act, as the Servicer under this Agreement and the other Transaction Documents with respect to the Pool Receivables, the Fee Receivables and the other Pledged Assets, and each of Cartus, CRC and the Issuer consents to Cartus acting as the Servicer.

(b) In the ordinary course of business, the Servicer, with prior written notice to the Trustee, may at any time delegate part or all of its duties hereunder with respect to the Receivables and the other Pledged Assets to any sub-servicers that agree to conduct such duties in accordance with the Credit and Collection Policy and this Agreement. Each such sub-servicer to whom any such duties are delegated in accordance with this Section 3.01(b) is referred to herein as a “Sub-Servicer.” Notwithstanding any such delegation by the Servicer, the Servicer shall remain liable for the performance of all duties and obligations of the Servicer pursuant to the terms of this Agreement and the other Transaction Documents, and such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties. The fees and expenses of any such Sub-Servicers shall be as agreed between the Servicer and such Sub-Servicers from time to time, and none of the Issuer, the Trustee or the holders of any Notes issued by the Issuer under the Indenture shall have any responsibility therefor. Upon any termination of a Servicer pursuant to Section 9.01, all Sub-Servicers designated pursuant to this Section 3.01(b) by such Servicer also shall be automatically terminated without payment of any fees by the Trustee or the Noteholders.

(c) The designation of the Servicer (and each Sub-Servicer) under this Agreement (and, in the case of any Sub-Servicer, under the agreement or other document pursuant to which the Servicer makes a delegation of servicing duties to such Sub-Servicer) shall automatically cease and terminate on the Final Payout Date.

Section 3.02 Duties of the Servicer and the Issuer.

(a) Each of Cartus, CRC and the Issuer hereby appoints the Servicer from time to time designated pursuant to Section 3.01(a) as Servicer hereunder to take all actions authorized below or elsewhere in this Agreement and to enforce its and the Trustee’s respective rights and interests in and under the Pool Receivables or the Fee Receivables, as applicable, and the other Pledged Assets.

(b) As Servicer hereunder, the Servicer shall service and administer the Pool Receivables, the Fee Receivables and the other Pledged Assets, shall collect and deposit into the

Collection Account payments due under the Pool Receivables and Fee Receivables and shall charge-off as uncollectible Pool Receivables and Fee Receivables, all in accordance with its customary and usual servicing procedures and the Credit and Collection Policy. As Servicer hereunder, the Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things it may deem necessary or appropriate in connection with such servicing and administration. Cartus, CRC and the Issuer shall furnish the Servicer with any documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. The Trustee shall furnish the Servicer with any documents in its possession necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. The Servicer shall exercise the same care and apply the same policies with respect to the collection, administration and servicing of the Pool Receivables, the Fee Receivables and other Pledged Assets that it would exercise and apply if it owned such Pool Receivables, Fee Receivables and other Pledged Assets, all in substantial compliance with applicable law and in accordance with the Credit and Collection Policy. The Servicer shall take or cause to be taken all such actions as it deems necessary or appropriate to collect each Pool Receivable, Fee Receivable and other Transferred Asset (and shall cause each Sub-Servicer, if any, to take or cause to be taken all such actions as the Servicer deems necessary or appropriate to collect each Pool Receivable, Fee Receivable and other Transferred Asset for which such Sub-Servicer is responsible in its capacity as Sub-Servicer) from time to time, all in accordance with applicable law and in accordance with the Credit and Collection Policy.

(c) Without limiting the generality of the foregoing and subject to Section 3.02(e) and Section 9.01, each of Cartus, CRC and the Issuer hereby authorizes and empowers the Servicer or its designee as follows, except to the extent any such power and authority is revoked or limited by the Trustee on account of the occurrence of an Unmatured Servicer Default or a Servicer Default of which a Trustee Officer of the Trustee has knowledge or otherwise pursuant to Section 9.01:

(i) to give instructions to the Trustee for withdrawals and payments from the Collection Account and to take any other action necessary or appropriate to service the Pledged Assets as set forth in the Indenture,

(ii) to enter into Home Sale Contracts and all related documents, instruments and agreements on behalf of Cartus (with respect to Cartus Homes) and on behalf of CRC (with respect to CRC Homes) and to take all necessary actions, including with respect to the maintenance and marketing of the related Homes, to carry out the terms of such Home Sale Contracts and related agreements; provided, however, that the Servicer shall not be a party to any Home Sale Contract or any other document, instrument, or agreement relating to the sale by CRC of a Home, unless it is expressly disclosed on the face of such document, instrument, or agreement that the Servicer is acting as Servicer for CRC,

(iii) to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Pool Receivables, the Fee Receivables and the other Pledged Assets on the Issuer’s behalf,

(iv) after the delinquency of any Pool Receivable or any Fee Receivable or any default in connection with any other Transferred Asset and to the extent permitted under and in compliance with the Credit and Collection Policy and with all applicable laws, rules, regulations, judgments, orders and decrees of courts and other Governmental Authorities and all other tribunals, to commence or settle collection proceedings with respect to such Pool Receivable, Fee Receivable or other Transferred Asset and otherwise to enforce the rights and interests of the Issuer in, to and under such Pool Receivable, Fee Receivable or other Transferred Asset (as applicable), unless the Trustee otherwise revokes such authority in writing,

(v) to make all filings and take all other actions necessary for the Issuer to maintain a perfected security and/or ownership interest in the Pool Receivables and Fee Receivables (subject to Permitted Exceptions) have been taken or made in each case that such actions are commercially feasible,

(vi) to determine on or prior to each Reporting Date whether each Receivable included in the Pledged Assets during the previous month was an Eligible Receivable when sold by Cartus and to identify all Receivables sold to the Issuer during the previous month that were not Eligible Receivables as of the date sold by Cartus, and otherwise, based on the information provided to it in accordance with the Transaction Documents, to calculate the Net Receivables Balance and make the other calculations required to be included in the Receivables Activity Report.

provided, however, that:

(A) following the appointment of a Servicer other than Cartus, or when a Servicer Default has occurred and is continuing, the Trustee on behalf of the Issuer shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action to enforce collection of, or otherwise exercise rights with respect to, any Pool Receivable or Fee Receivable transferred to the Issuer or to foreclose upon or repossess or otherwise exercise rights with respect to, any other Pledged Assets transferred to the Issuer, and

(B) the Servicer shall not, under any circumstances, be entitled to make the Issuer or any assignee thereof a party to any litigation without the prior written consent of the Issuer or such assignee, as applicable.

(d) The Servicer shall pay out of its own funds, without reimbursement except as otherwise provided herein, all expenses incurred in connection with its servicing activities hereunder, including expenses related to enforcement of the Pool Receivables and Fee Receivables, fees and disbursements of its outside counsel and independent accountants and all other fees and expenses, including the costs of filing UCC continuation statements.

(e) In addition to its other obligations provided for hereunder, the Servicer shall hold and maintain all Records in trust, for the benefit of the Issuer, the Trustee and the holders of the Notes, which Records shall be held separate and apart from the other property of the Servicer and maintained in files marked to show that such Records have been pledged to the Trustee pursuant to the Indenture; provided, however, that the Servicer shall be entitled (i) to release any Equity Loan Notes that have been, or concurrent with such release will be, repaid, satisfied or otherwise cancelled and (ii) to release any Home Purchase Contracts and Home Deeds for Homes with respect to which a Home Sale Contract has been executed in order to facilitate the prompt closing thereof, including without limitation by delivery of such documents to escrow agents (with a notice to such escrow agents of the interest of the Issuer and the Trustee therein).

Section 3.03 Servicing Compensation. The Issuer hereby agrees to pay to the Servicer, as full compensation for its servicing activities hereunder and under the other Transaction Documents and as reimbursement for any expense incurred by it in connection therewith, a servicing fee (the “Servicing Fee”) with respect to each Monthly Period, payable in arrears on the related Distribution Date, in an amount equal to the product of 0.75% multiplied by the Aggregate Receivables Balance as of the last day of such Monthly Period, subject to adjustment at the direction of the Trustee to provide additional servicing compensation in an amount up to 110% of actual servicing costs to any Successor Servicer if necessary to reflect then-current market rates for servicing of comparable receivables at any time that any such Successor Servicer becomes Servicer hereunder. The share of the Servicing Fee allocable to the holders of the Notes issued from time to time by the Issuer under the Indenture with respect to any Monthly Period shall be set forth in the Indenture. The Servicing Fee shall be payable solely out of Pool Collections and Fee Collections available for such purpose pursuant to, and subject to the priority of payments set forth in, the Indenture. Notwithstanding the preceding sentence, the portion of the Servicing Fee with respect to any Monthly Period not payable out of the Pool Collections and Fee Collections allocated to the holders of the Notes shall be payable out of the Pool Collections and Fee Collections allocable to the Issuer on the related Distribution Date as set forth in the Indenture or by the Issuer, and in no event shall the holders of the Notes be liable for the share of the Servicing Fee with respect to any Monthly Period to be payable out of the Pool Collections and Fee Collections allocable to the Issuer or by the Issuer. The Servicer shall pay the fees and expenses of, and agrees to indemnify the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar in accordance with the terms of the Indenture.

Section 3.04 Representations and Warranties of the Servicer. Cartus, as initial Servicer, hereby makes, and any Successor Servicer by its appointment hereunder shall make with respect to itself, on the Closing Date (and on the date of any such appointment), the following representations, warranties and covenants, on which the Issuer, Cartus and CRC shall be deemed to have relied:

(a) Organization and Good Standing. The Servicer is a corporation duly organized and validly existing in good standing under the laws of the State of its incorporation and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect with respect to the Servicer.

(c) Power and Authority; Due Authorization. The Servicer (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to which the Servicer is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Servicer is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of incorporation or the by-laws of the Servicer or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Servicer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien on any of the Pledged Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument, other than this Agreement and the other Transaction Documents to which the Servicer is a party or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Servicer or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Servicer threatened, against the Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Servicer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (B) seeks any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement or any other Transaction Document to which the Servicer is a party or the validity or enforceability of this Agreement or any other Transaction Document to which the Servicer is a party or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to the Servicer, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Servicer in connection with the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect; provided, however, that prior to recordation pursuant to Section 2.01(d)(i) or upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required under Section 2.01(d)(i).

(h) Taxes. The Servicer has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens).

(i) Offices. The principal place of business and chief executive office of the Servicer is located at 40 Apple Ridge Road, Danbury, Connecticut 06810.

(j) Compliance with Applicable Laws. The Servicer is in compliance with the requirements of all applicable Requirements of Law a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect with respect to the Servicer.

(k) Lockbox Banks. The names and addresses of all Lockbox Banks, together with the account numbers of the Lockbox Accounts at such Lockbox Banks into which the Pool Collections and Fee Collections are paid, are accurately set forth in Schedule 3.04(k). Each Lockbox and each Lockbox Account is subject to a Lockbox Agreement duly executed and delivered by the parties thereto.

(l) Accuracy of Information. All written information furnished by the Servicer to CRC, the Issuer or the Trustee pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the Servicer is true and correct in all material respects on such date.

Section 3.05 Affirmative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby agrees that it will perform the covenants and agreements set forth in this Section 3.05.

(a) Compliance with Laws, Etc. The Servicer will comply in all material respects with all applicable Requirements of Law (including without limitation those relating to the Pool Receivables, Fee Receivables, Home Purchase Contracts and Related Assets and all Environmental Laws), in each case to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(b) Preservation of Corporate Existence. The Servicer (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.02 and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(c) Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Pledged Assets in the event of the destruction of the originals thereof), and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of Cartus, CRC, the Issuer or the Trustee, for the collection of all amounts due under any or all Pledged Assets. Upon the reasonable request of the Issuer or the Trustee made at any time after the occurrence and continuance of a Servicer Default, the Servicer will deliver copies of all Records in its possession or under its control to the Issuer or its designee. The Servicer will maintain at all times accurate and complete books, records and accounts relating to the Pledged Assets and all Pool Collections and Fee Collections thereon in which timely entries will be made.

(d) Location of Records and Offices. The Servicer will keep its principal place of business and chief executive office at the address specified in Section 3.04(i) or, upon not less than 30 days’ prior written notice given by the Servicer to the Issuer and the Trustee, at other locations in jurisdictions in the United States.

(e) Separate Corporate Existence of CRC and the Issuer. The Servicer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon each of the Issuer’s and CRC’s identity as a legal entity separate from the Servicer. As long as it is the Servicer hereunder, the Servicer will take such actions as shall be required in order that:

(i) Neither CRC’s nor the Issuer’s operating expenses will be paid by the Servicer, except that certain organizational expenses of CRC and the Issuer and expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by Cartus;

(ii) Any financial statements of the Servicer that are consolidated to include CRC and the Issuer will contain appropriate footnotes clearly stating that (A) all of CRC’s assets are owned by CRC and all of the Issuer’s assets are owned by the Issuer and (B) each of CRC and the Issuer is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out its respective assets prior to any value in the Issuer or CRC becoming available to CRC’s equity holders;

(iii) Any transaction between CRC or the Issuer on the one hand and the Servicer on the other will be fair and equitable, will be the type of transaction that would be entered into by a prudent Person in the position of CRC and/or the Issuer, as applicable, with the Servicer, and will be on terms that are at least as favorable as may be obtained from a Person that is not the Servicer or an Affiliate thereof; and

(iv) The Servicer will not be, or will not hold itself out to be, responsible for the debts of CRC or the Issuer.

(f) Payment Instruction to Obligors. The Servicer will (i) instruct all Obligors to submit all payments on the Pledged Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockbox Accounts within one Business Day after the expiration of such period. The Servicer will direct all Obligors with respect to any receivables and related assets that are not included in the Pledged Assets to deposit all collections in respect of such receivables and related assets to an account that is not a Lockbox or Lockbox Account and will take such other steps as the Issuer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from Pool Collections and Fee Collections on Pledged Assets.

(g) Segregation of Collections. The Servicer will use reasonable efforts to minimize the deposit of any funds other than Pool Collections and Fee Collections into any of the Lockbox Accounts and will promptly identify any such funds which, to its knowledge, are nevertheless deposited into any of such Lockbox Accounts.

(h) Computer Software, Hardware and Services. The Servicer will provide the Issuer and any Successor Servicer with such licenses, sublicenses and/or assignments of contracts as the Issuer or any Successor Servicer requires with regard to all services and computer hardware or software that relate to the servicing of the Pool Receivables, Fee Receivables or the other Pledged Assets; provided, however, that with respect to any computer software licensed from a third party, the Servicer will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Servicer with such third party (the Servicer hereby representing that no such provision would violate the terms of any such current contract).

(i) Turnover of Collections. If the Servicer or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool

Collections or Fee Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Issuer and will, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account or the Collection Account.

(j) Performance of Obligations. The Servicer will, at its expense, market the Cartus Homes and CRC Homes and pay the related expenses of such marketing and of the sale of Cartus Homes and CRC Homes to Ultimate Buyers in accordance with the practices of Cartus in effect on the Closing Date (as such practices have been modified either (x) in the ordinary course of Cartus’s business or (y) with the prior written consent of the Issuer).

(k) Filing of Tax Returns and Payment of Taxes and Other Liabilities. The Servicer will file (or will cause to be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges shown to be owing by it, except for any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP shall have been set aside on its books and that shall not have given rise to any Liens (other than Permitted Liens).

Section 3.06 Negative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby covenants that the Servicer shall not:

(a) Changes in Accounting Treatment and Reporting Practices. Change or permit any change in any accounting principles or financial reporting practices applied to the Servicer, except in accordance with GAAP, if such change would have a Material Adverse Effect with respect to the Servicer;

(b) Change in Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the performance of the Pledged Assets;

(c) Change in Name. Change its corporate name or the name under or by which it does business unless the Servicer has given Cartus, CRC, the Issuer and the Issuer’s successors and assigns at least 30 days’ prior written notice thereof;

(d) Change in Payment Instruction to Obligors. Make any change in the instructions to Obligors or other Persons regarding payments to be made to it or payments to be made to any Lockbox Account, which payments relate to the Pledged Assets, unless the Servicer has given the Issuer and its successors and assigns prior written notice thereof, and then only in compliance with Section 3.05(f), or add or terminate any bank as a Lockbox Bank from those listed in Schedule 3.04(k) unless (i) the Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the parties thereto and (ii) in the case of any termination, the Issuer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use;

(e) Home Deeds. Record any Home Deeds in its own name or otherwise record any Home Deeds except that the Servicer may record Home Deeds and/or Home Purchase Contracts in the name of CRC or, if so requested by the Issuer, in the name of the Issuer or its transferees and in such capacities as the Issuer may require, (w) upon request by the relevant Obligor to record such Home Deeds and/or Home Purchase Contracts, (x) upon or after the lapse of one year from the possession date under the related Home Purchase Contract, (y) upon the bankruptcy or insolvency of the relevant Obligor or (z) otherwise as required or as deemed advisable in the judgment of the Servicer to be in the best interests of the Issuer and its assignees;

(f) Establishment of Lockbox Accounts. Enter into a Lockbox Agreement (other than as set forth in Exhibit B) without the prior written consent of the Issuer and the Trustee; or

(g) Instructions to Trustee. Instruct the Trustee to release any Collections to the Issuer pursuant to Section 8.07 of the Indenture on any day on which any event giving rise to a Funding Termination Date has occurred.

Section 3.07 Records of the Servicer and Reports to be Prepared by the Servicer.

(a) The Servicer shall maintain at all times accurate and complete books, records and accounts relating to the Pool Receivables, the Fee Receivables, the other Pledged Assets and the Pool Relocation Management Agreements and all Pool Collections and Fee Collections thereon, in which timely entries shall be made. The Servicer shall maintain and implement administrative and operating procedures (including without limitation an ability to recreate Records evidencing Pool Receivables, Fee Receivables and the other Pledged Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that the Servicer deems reasonably necessary for the identification of Eligible Receivables and for the collection of all Pool Receivables, Fee Receivables and other Pledged Assets. Upon the reasonable request of the Trustee or the Issuer after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default or other termination under Section 9.01, the Servicer will deliver copies of all books and records maintained pursuant to this Section 3.07(a) to the Successor Servicer.

(b) During regular business hours upon reasonable prior notice, the Servicer shall permit Cartus, CRC, the Issuer, the Trustee (or such other Person whom the Trustee or the Issuer may designate from time to time), the Noteholders, or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Issuer and to the extent reasonably necessary to protect the interests of the holders of the Notes, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of the Servicer, including without limitation the related Contracts, invoices and other documents related thereto, and (ii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to the Pool Receivables, Fee Receivables or the other Pledged Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officer of the Servicer having knowledge of such matters and with its certified public accountants or other auditors. The Trustee at the expense of the Issuer may conduct, or cause its agents or representatives to conduct, reviews of the types described in this Section 3.07(b) whenever the Trustee reasonably deems any such review appropriate, and the Trustee shall conduct, or cause its agents or representatives to conduct, such a review if requested by the Noteholders.

(c) No later than the Reporting Date, the Servicer shall prepare and deliver to Cartus, CRC, the Issuer, the Trustee and the Purchaser a report with respect to the Monthly Period then most recently ended, substantially in the form attached hereto as Exhibit D or such other form as is reasonably acceptable to the Issuer (each such report, a “Monthly Originator Report”). Such Monthly Originator Report shall include (i) a certification that, to the best of the Servicer’s knowledge, no Unmatured Servicer Default or Servicer Default has occurred and is continuing and (ii) a listing of all new Pool Relocation Management Agreements as identified to the Servicer pursuant to Section 2.1(a) of the Purchase Agreement.

(d) If as of the end of any fiscal quarter a Weekly Reporting Event under the Indenture has occurred, the Servicer shall, commencing on the applicable “Weekly Reporting Commencement Date” specified below and continuing until no such Weekly Reporting Event exists for two consecutive fiscal quarters, prepare and deliver to Cartus, CRC, the Issuer, the Trustee, and the Purchaser, on or before the fifth Business Day of each calendar week, a report with respect to the last Business Day of the preceding week, substantially in the form attached hereto as Exhibit F or in such other form as is reasonably acceptable to the Purchaser (each such report, a “Weekly Activity Report”). Such Weekly Activity Report shall include (i) a certification that, to the best of the Servicer’s knowledge, no Unmatured Servicer Default or Servicer Default has occurred and is continuing or, if any such event has occurred and is continuing, a description of such event and the action, if any, that the Servicer proposes to take with respect thereto and (ii) a calculation of the Net Receivables Balance based on the most recently available interim reporting derived from financial system-generated data in the Servicer’s financial records. As used herein, the “Weekly Reporting Commencement Date” shall mean: (1) with respect to any Weekly Reporting Event which occurs during calendar year 2007 or if the first such Weekly Reporting Event occurs as of the end of a fiscal year, the week immediately following the 135th calendar day after the end of the relevant fiscal quarter; (2) with respect to any other Weekly Reporting Event occurring as of the end of a fiscal year or if the first such Weekly Reporting Event occurs as of the end of any other fiscal quarter after calendar year 2007, the week immediately following the 90th calendar day after the end of the relevant fiscal quarter and (3) otherwise, the week immediately following the 45th calendar day after the end of the relevant fiscal quarter.

Section 3.08 Annual Certificate of Servicer. The Servicer shall deliver to Cartus, CRC, the Issuer, the Trustee and the Purchaser on or before May 31 of each calendar year, beginning with May 31, 2008, an Officer’s Certificate substantially in the form of Exhibit A.

Section 3.09 [RESERVED]

Section 3.10 Adjustments; Modifications.

(a) If on any day the Unpaid Balance of any Pool Receivable or Fee Receivable is reduced by the Servicer as a result of any Concessions made by the Servicer and that are unrelated to the ability of the related Obligor to pay such Pool Receivable or Fee Receivable (each such reduction, a “Servicer Dilution Adjustment”), then the Servicer shall deposit the amount of such Servicer Dilution Adjustment in cash in the Collection Account and shall report such amount on the next Monthly Originator Report or Weekly Activity Report, as applicable. The Servicer shall deposit in cash in the Collection Account the amount of all Originator Adjustments received under Section 4.3 of the Purchase Agreement, all Seller Adjustments received under Section 4.3 of the Receivables Purchase Agreement and all Originator Fee Adjustments received under Section 4.3 of the Fee Receivables Purchase Agreement, and shall report such amounts on the next Monthly Originator Report or Weekly Activity Report, as applicable.

(b) So long as no Unmatured Servicer Default or Servicer Default shall have occurred and be continuing, the Servicer may adjust, and may permit each Sub-Servicer appointed by it pursuant to Section 3.01(b) to adjust, the outstanding unpaid balance of any Pool Receivable or Fee Receivable in accordance with the Credit and Collection Policy and the terms of this Agreement, provided that (i) such adjustment would not cause or result in an Eligible Receivable becoming ineligible and (ii) the Servicer makes the related Servicer Dilution Adjustment payment pursuant to this Section 3.10. The Servicer shall, or shall cause the applicable Sub-Servicer to, write off Pool Receivables and Fee Receivables from time to time in accordance with the terms of this Agreement and the terms of the Credit and Collection Policy, and such a write-off shall not give rise to any obligation to make a Servicer Dilution Adjustment. Notwithstanding the foregoing, the maturity date of an Equity Loan may be extended beyond the original due date in accordance with the Credit and Collection Policy, and such Equity Loan shall, notwithstanding clause (j) of the definition of Eligible Receivable, be an Eligible Receivable so long as (i) such extension was made for reasons unrelated to the creditworthiness of the Obligor, (ii) the extension period ends not later than (A) the time of sale or (B) the expiration of the offering period for the Homeowner’s acceptance of an offer for sale or (C) the date that is 12 months prior to the Final Stated Maturity Date, whichever first occurs, and (iii) all other requirements for such Receivable to be an Eligible Receivable are satisfied. Notwithstanding any other provision of this Agreement, any other Transaction Documents or the Credit and Collection Policy, the Servicer shall not be required to make any adjustment that would require it to make a Servicer Dilution Adjustment, and the Servicer shall not be required to make a Servicer Dilution Adjustment with respect to any extension described in the immediately preceding sentence.

(c) If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Pool Receivable or Fee Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes an error with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or error. Any Pool Receivable or Fee Receivable in respect of which a dishonored check is received shall be deemed not to have been paid. Notwithstanding the first two sentences of this paragraph, adjustments made pursuant to this Section 3.10(c) shall not require any change in any report previously delivered pursuant to Section 3.07(c).

(d) The Servicer shall not extend, amend or otherwise modify the terms of any Pool Receivable or Fee Receivable , or amend, modify or waive any material term or condition related thereto, except as provided in this Section 3.10.

Section 3.11 Escrow Agents. The Servicer shall cause all Home Purchase Contracts and Home Deeds to be delivered to an escrow agent in the applicable jurisdiction, with a notice to such agent of the interests of the Issuer and Trustee therein.

Section 3.12 Servicer Advances.

(a) In accordance with the Credit and Collection Policy, the Servicer shall make Servicer Advances in connection with the maintenance and marketing of Homes the Receivables relating to which are included in the Pledged Assets, but only to the extent that the Servicer has determined in its reasonable judgment that such advances will be recoverable out of Collections on the Receivable arising as a result of such Servicer Advance.

(b) All Servicer Advances, the Receivables arising from which have not been sold to CRC under the CRC Purchase Agreement, shall be reimbursable in the first instance from Pool Collections relating to the Homes with respect to which such Servicer Advances were made and, further, to the extent such Servicer Advance has been determined to be a Nonrecoverable Advance, as provided in Section 4.03 of this Agreement and Section 8.04(c)(i) of the Indenture. In consideration of the Issuer’s obligation to reimburse the Servicer from Collections for Servicer Advances, the Receivables arising under the Pool Relocation Management Agreements in respect of such Servicer Advances that have not been sold to CRC under the Purchase Agreement shall be automatically conveyed by the Servicer to the Issuer and included in the Pool Receivables and the Pledged Assets.

Section 3.13 Calculations. Without limiting the generality of the foregoing provisions of this Article III, the Servicer shall perform all calculations necessary in order to determine payments to be made to holders of Notes and deposits to be made to reserves and Accounts in accordance with the Indenture.

Section 3.14 Application of Collections. (a) In accordance with the Credit and Collection Policy, the Servicer shall apply all monies received by or on behalf of any Employer in accordance with the directions of such Employer. The Servicer shall contact the Employer if necessary to obtain such directions, or if such directions cannot be obtained, the Servicer shall apply Fee Collections of such Employer in the order that such Fee Receivables were originated, with the oldest Fee Receivable being paid first. The Servicer shall allocate any collections received under a single Billed Receivable that contains both Receivables included in the Pledged Assets and other amounts owed to Cartus in the order that such receivables were originated, with the oldest receivable being paid first.

(b) If at any time the Servicer shall determine that any amount on deposit in the Collection Account does not constitute Pool Collections, Fee Collections or the proceeds thereof, the Servicer shall instruct the Trustee to withdraw such amounts from the Collection Account and to pay such amounts to the Person that the Servicer determines is the Person entitled thereto, as provided in Section 8.04 of the Indenture.

[END OF ARTICLE III]

ARTICLE IV

ACCOUNTS AND POOL COLLECTIONS

Section 4.01 Establishment of Collection Account. The Servicer, for the benefit of the Trustee and the holders of the Notes, shall establish and maintain an Eligible Account (including any subaccount thereof) in the name of the Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Trustee and the holders of the Notes (the “Collection Account”).

The Collection Account shall be under the sole dominion and control of the Trustee for the benefit of the holders of the Notes. Except as expressly provided in this Agreement or the Indenture, the Servicer agrees that it shall have no right of setoff or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collection Account for any amount owed to it by the Issuer, Cartus, CRC, the Trustee or any holder of the Notes. If the Collection Account at any time ceases to be an Eligible Account then, within 10 Business Days of the Issuer’s or Servicer’s knowledge thereof, the Issuer or the Servicer shall establish a new Collection Account meeting the conditions specified above, transfer any monies, documents, instruments, investment property, certificates of deposit and other property to such new Collection Account and from the date such new Collection Account is established, it shall be the Collection Account. Pursuant to the authority granted to the Servicer in Section 3.02, the Servicer shall have the power, revocable by the Trustee, to instruct the Trustee to make withdrawals and payments from the Collection Account for the purposes of carrying out the Servicer’s duties hereunder. Notwithstanding anything to the contrary in this Agreement, unless and until the Purchaser has notified the Issuer, the Servicer and the Trustee that, at the Administrative Agent’s sole discretion, it no longer consents to the following, the Servicer may instruct the Trustee to transfer funds on deposit in the Collection Account to the Servicer, and such amounts may be commingled with other general collections of the Servicer and re-deposited in the Collection Account no later than one Business Day prior to the related Distribution Date.

At the written direction of the Servicer, funds on deposit in the Collection Account shall be invested in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Trustee for the benefit of the holders of the Notes. Investments of funds representing Pool Collections and Fee Collections collected during any Monthly Period shall be invested in Eligible Investments that will mature so that such funds will be available no later than the close of business on the day preceding the monthly Distribution Date following such Monthly Period, in amounts sufficient to the extent of such funds to make the required distributions on such Distribution Date. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be paid to the Servicer as additional servicing compensation. The Servicer shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.01 or for the selection of Eligible Investments in accordance with the provisions of this Agreement. The Trustee shall bear no responsibility or liability for any losses resulting from investment of any funds at the direction of the Servicer in accordance with this Section 4.01.

Section 4.02 Pool Collections and Allocations. The Servicer shall instruct the Trustee to apply all funds on deposit in the Collection Account as described in the Indenture. Except as otherwise provided below, the Servicer shall transfer all Pool Collections, Fee Collections and other Pledged Assets consisting of cash or cash equivalents from the Lockbox Accounts into the Collection Account as promptly as possible after the date of receipt of such Pool Collections or Fee Collections.

Section 4.03 Withdrawals from the Collection Account. The Servicer shall determine the amounts payable to it as reimbursement of any Nonrecoverable Advances pursuant to Section 3.12(b), and the Servicer shall instruct the Trustee to pay such amounts over to the Servicer pursuant to Sections 8.04 and/or 9.04 of the Indenture, as applicable. The determination by the Servicer that it has made a Nonrecoverable Advance shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Trustee and the Issuer. The Trustee shall be entitled to conclusively rely on the Servicer’s determination that a Servicer Advance is a Nonrecoverable Advance.

[END OF ARTICLE IV]

ARTICLE V

[RESERVED]

ARTICLE VI

[RESERVED]

ARTICLE VII

OTHER MATTERS RELATING TO THE SERVICER

Section 7.01 Liability of the Servicer. The Servicer shall be liable under this Article VII only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.

Section 7.02 Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey, transfer or sell its properties and assets substantially as an entirety to any Person, unless:

(a) (i) the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance, transfer or sale the properties and assets of the Servicer substantially as an entirety is, if the Servicer is not the surviving entity, a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if the Servicer is not the surviving entity, such corporation expressly assumes, by an agreement supplemental hereto, executed and delivered to the Issuer, in form satisfactory to the Issuer, the performance of every covenant and obligation of the Servicer hereunder;

(ii) the Servicer has delivered to the Issuer an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or sale complies with this Section 7.02 and that all conditions precedent herein provided for relating to such transaction have been complied with;

(iii) the Servicer has given the Issuer, CRC, Cartus and the Trustee notice of such consolidation, merger or transfer of assets;

(iv) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 3.04 has been breached in any material respect; and

(v) no Unmatured Servicer Default or Servicer Default has occurred and is continuing or would result from the contemplated transaction.

(b) the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety is an Eligible Servicer.

Section 7.03 Limitation on Liability of the Servicer and Others. Except as provided in Section 7.04, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer in its capacity as Servicer shall be under any liability to the Issuer, the Trustee, the holders of the Notes or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that otherwise would be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Servicer) with respect to any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Servicer in accordance with this Agreement and that in its reasonable judgment may involve it in any expense or liability. Subject to the terms of the Transaction Documents, the Servicer may, in its sole discretion, undertake any such legal action that it may deem necessary or desirable for the benefit of the holders of the Notes with respect to this Agreement and the rights and duties of the parties hereto and the interests of the holders of the Notes issued by the Issuer under the Indenture.

Section 7.04 Indemnification by the Servicer. The Servicer shall indemnify and hold harmless each of Cartus, CRC, the Issuer and the Trustee and their respective directors, officers, employees and agents from and against any and all loss, liability, claim, expense, actions, suits, demands, damage or injury suffered or sustained by reason of (i) any representation or warranty made by the Servicer under any of the Transaction Documents, any Monthly Originator Report or Weekly Activity Report, as applicable or any other information or report delivered by the Servicer with respect to the Servicer or the Pledged Assets having been untrue or incorrect in any material respect when made or deemed to have been made; or (ii) any acts or omissions of the Servicer pursuant to this Agreement (other than such as may arise from the negligence or willful misconduct of Cartus, CRC, the Issuer and the Trustee, respectively, and their respective directors, officers, employees and agents, or that are taken at the direction of the Trustee, the Administrative Agent or the Purchaser), including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any action, proceeding or claim, that in each case arises from or relates to a breach by the Servicer of its representations, warranties, covenants or agreements hereunder; or (iii) any reduction in the Unpaid Balance of any Pool Receivable or Fee Receivable as a result of any cash discount or any adjustment by the Servicer, (but not including any write-off of any Receivable or any adjustment required by law) or (iv) any failure of the Servicer to comply with any material applicable law, rule or regulation applicable to it and which relates to the servicing or administration of the Pledged Assets. In addition, the Servicer shall indemnify the Trustee against any and all loss, liability or expense (including the fees of either in-house counsel or outside counsel, but not both) incurred by it in connection with the performance of its duties hereunder and under any other Transaction Document. The Trustee shall notify the Issuer and the Servicer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Servicer shall not relieve the Servicer of its obligations hereunder unless such loss, liability or expense could have been avoided with such prompt notification and then only to the extent of such loss, expenses or liability which could have been so avoided. The Servicer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith. Indemnification pursuant to this Section 7.04 shall not be payable from the Pledged Assets. The Servicer’s obligations under this Section 7.04 shall survive the termination of this Agreement, the resignation or removal of the Trustee or the earlier removal or resignation of the Servicer.

Section 7.05 Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (b) upon the assumption, by an agreement supplemental hereto, executed and delivered to the Issuer, in form satisfactory to the Issuer and the Purchaser, of the obligations and duties of the Servicer hereunder by an entity that qualifies as an Eligible Servicer. Any determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Issuer and the Trustee. No resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02. If, as of the date of the determination that the Servicer may no longer act as Servicer under clause (a) above, the Issuer is unable to appoint a Successor Servicer, the Trustee shall serve as Successor Servicer. Notwithstanding the foregoing, if it is legally unable so to act, the Trustee shall petition a court of competent jurisdiction to appoint any Eligible Servicer as the Successor Servicer hereunder.

Section 7.06 Access to Certain Documentation and Information Regarding the Receivables. In addition to the access rights provided under Section 3.07(b), the Servicer shall provide to the Issuer, the Trustee and the Administrative Agent access to the documentation regarding the Lockbox Accounts and the Pool Receivables and Fee Receivables if the Issuer or the Trustee is required in connection with the enforcement of the rights of holders of the Notes or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (a) upon reasonable request (but in no event less than five Business Days), (b) during normal business hours, (c) subject to the Servicer’s normal security and confidentiality procedures and (d) at reasonably accessible offices in the continental United States designated by the Servicer. Nothing in this Section 7.06 shall derogate from the obligation of Cartus, CRC, the Issuer, the Trustee and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Transferred Employees, and the failure of the Servicer to provide access as provided in this Section 7.06 as a result of such obligation shall not constitute a breach of this Section 7.06.

[END OF ARTICLE VII]

ARTICLE VIII

[RESERVED]

ARTICLE IX

SERVICER DEFAULTS

Section 9.01 Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure on the part of the Servicer to make any payment, transfer or deposit, or to give instructions or to give notice to the Issuer or the Trustee to make such payment, transfer or deposit on or before the date occurring five Business Days after the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement;

(b) failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement, which failure has a Material Adverse Effect on the rights of the Noteholders and continues unremedied for a period of 60 days, in each case, after the date on which written notice of such failure, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Purchaser, or the Servicer shall assign or delegate its duties under this Agreement except as permitted by Sections 3.01(b) and 7.02;

(c) any representation, warranty or certification made by the Servicer in this Agreement or in any other Transaction Document or in any certificate delivered pursuant to this Agreement proves to have been incorrect in any material respect when made, which failure has a Material Adverse Effect on the rights of the Noteholders and which failure continues unremedied for a period of 60 days after the date on which notice thereof, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Purchaser;

(d) an Event of Bankruptcy occurs with respect to the Servicer; or

(e) an Amortization Event occurs;

then, in the event of any such Servicer Default, so long as the Servicer Default shall not have been remedied, the Trustee may, or at the direction of the Majority Investors the Trustee shall, by written notice then given to the Servicer (and to the Trustee if given by the Majority Investors) (a “Termination Notice”), terminate all or any part of the rights and obligations of the Servicer as Servicer under this Agreement. Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (a), (b) or (c) for a period of 10 Business Days after the applicable grace period shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war or terrorism, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes not within the Servicer’s control. The preceding sentence does not relieve the Servicer from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement.

After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer is appointed by the Trustee pursuant to Section 9.03, all authority and power of the Servicer under this Agreement (or, in the case of a partial transfer, such authority and power and a proportional portion of the Servicing Fee as is described in the Termination Notice) shall pass to and be vested in the Successor Servicer (a “Service Transfer”); and the Trustee is hereby authorized and empowered, upon the failure of the Servicer to cooperate, to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. The Servicer agrees to cooperate with the Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of authority of the Servicer to service the Pool Receivables and Fee Receivables provided for under this Agreement, including (to the extent transferred) all authority over all Pool Collections and Fee Collections that on the date of transfer are held by the Servicer for deposit, or which have been deposited by the Servicer in the Collection Account, or which thereafter are received with respect to the Receivables, and in assisting the Successor Servicer. The Servicer shall within 30 Business Days of such Termination Notice transfer its electronic records relating to the Pool Receivables and Fee Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 9.01 requires the Servicer to disclose to the Successor Servicer information of any kind that the Servicer deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as the Servicer deems reasonably necessary to protect its interests. The Servicer being terminated (or replaced in part) shall bear all costs of the appointment of a Successor Servicer hereunder, including but not limited to those of the Trustee reasonably allocable to specific employees and overhead, legal fees and expenses, accounting and financial consulting fees and expenses, and costs of amending the Transaction Documents, if necessary.

Section 9.02 Performance by Issuer. If (i) the Servicer fails to perform any of its agreements or obligations under any Transaction Document to which it is a party and does not remedy such failure within the applicable cure period, if any, and (ii) the Issuer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the holders of the Notes issued by the Issuer under the Indenture, then the Issuer or its designee shall have the right to perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Issuer or its designee incurred in connection therewith shall be payable by the Servicer as provided in Section 7.04. If the Servicer fails to file at any time any financing statement or continuation statement or amendment thereto or assignment thereof that it is required to file pursuant to this Agreement or any of the other Transaction Documents to which it is a party, the Issuer or its assigns shall have the right to file, and the Servicer hereby authorizes the Issuer or its assigns to file, at the expense of the Servicer, such financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the Receivables or the other Pledged Assets now existing or hereafter arising.

Section 9.03 Trustee To Act; Appointment of Successor.

(a) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 9.01, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Trustee or until a date mutually agreed upon by the Servicer and Trustee. The Issuer shall select, as promptly as possible after the giving of a Termination Notice, and the Trustee shall appoint, an Eligible Servicer as a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Issuer. If a Successor Servicer has not been appointed or has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Trustee without further action automatically shall be appointed the Successor Servicer. Notwithstanding the foregoing, the Issuer shall, if the Trustee is legally unable so to act, petition at the expense of the Servicer a court of competent jurisdiction to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder.

(b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Notwithstanding the foregoing, or anything in this Section 9.03 to the contrary, the Successor Servicer shall have no responsibility or obligation (i) for any representation or warranty of the predecessor Servicer or any other Successor Servicer hereunder or (ii) for any act or omission of either a predecessor or any other Successor Servicer. The Trustee may conduct any activity required of it as Servicer hereunder through an Affiliate or through an agent. Neither the Trustee nor any other Successor Servicer shall be deemed to be in default hereunder due to any act or omission of a predecessor Servicer, including but not limited to failure to timely deliver to the Trustee any instructions pursuant to Section 4.02, any funds required to be deposited with or transferred to the Trustee, or any breach of its duty to cooperate with a Service Transfer.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement pursuant to Section 10.01, and shall pass to and be vested in the Issuer, and the Issuer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Issuer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables and the other Pledged Assets. The Servicer shall transfer its electronic records relating to the Receivables and the other Pledged Assets to the Issuer or its designee in such electronic form as it may reasonably request and shall transfer all other records, correspondence and documents to it in the manner and at such times as it shall reasonably request.

(d) [Reserved].

Section 9.04 Notification to Holders. Within five Business Days after the Servicer becomes aware of any Servicer Default, the Servicer shall give notice thereof to Cartus, CRC, the Issuer, the Trustee and the Purchaser . Upon any termination or appointment of a Successor Servicer pursuant to this Article IX, the Trustee shall give prompt notice thereof to the holders of the Notes, Cartus, CRC and the Issuer.

[END OF ARTICLE IX]

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement and the respective obligations and responsibilities of Cartus, CRC, the Servicer, the Issuer and the Trustee created hereby shall terminate, except with respect to the duties described in Section 6.03, Section 7.04 and Section 11.06, on the Final Payout Date.

[END OF ARTICLE X]

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendment. The provisions of this Agreement may be amended, modified or waived from time to time by the parties hereto, by a written instrument signed by each of them. Notwithstanding the preceding sentence, this Agreement shall be amended by the parties hereto at the direction of the Issuer without the consent of any of the holders of the Notes issued by the Issuer under the Indenture to add, modify or eliminate such provisions as may be necessary or advisable in order to enable all or a portion of the Pledged Assets (i) to qualify as, and to permit an election to be made to cause the Issuer to be treated as, a “financial asset securitization investment trust” as described in the provisions of Section 860L of the Code and (ii) to avoid the imposition of state or local income or franchise taxes imposed on the Issuer’s property or its income.

Section 11.02 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.

Section 11.03 Notices; Payments. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by certified mail, return receipt requested, or sent by facsimile transmission (i) in the case of Cartus or CRC, to the address provided in the Fee Receivables Purchase Agreement or the Receivables Purchase Agreement, respectively, (ii) in the case of the Servicer, to 40 Apple Ridge Road, Danbury, Connecticut 06810, Attention: Chief Financial Officer (telephone no. (203) 205-6652; telecopier no. (203) 749-8763), (iii) in the case of the Issuer, to 40 Apple Ridge Road, Suite 4C68, Danbury, Connecticut 06810, Attention: Chief Financial Officer (telephone no. (203) 205-3054; telecopier no. (203) 205-1335), (iv) in the case of the Trustee, 5 Penn Plaza, 16th Floor, New York, New York 10001, Attention: Corporate Trust Office (telephone no. (212) 328-7547; telecopier no. (212) 328-7623); or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party.

Section 11.04 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the remaining provisions or of the rights of the parties to the Transaction Documents.

Section 11.05 Further Assurances. The parties hereto agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Issuer or any other party hereto more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to the Receivables and the other Pledged Assets for filing under the provisions of the UCC or other applicable law of any applicable jurisdiction.

Section 11.06 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, Cartus, CRC, the Trustee, the Servicer and any assignee of the Issuer or CRC shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Issuer or CRC, acquiesce, petition or otherwise invoke or cause the Issuer or CRC to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Issuer or CRC under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or CRC or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Issuer or CRC.

Section 11.07 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege on the part of any party under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 11.08 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 11.09 Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the holders of the Notes and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 11.10 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 11.11 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 11.12 Confidentiality. The Issuer agrees to maintain the confidentiality of any information regarding Cartus and Realogy obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Issuer may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or the Issuer’s issuance of Notes under the Indenture or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, neither Cartus nor Realogy shall have any obligation to disclose to the Issuer or its assignees and assigns any personal and confidential information relating to a Transferred Employee. The requirements of this Section 11.12 shall cease to apply to any information that is publicly disclosed by Cartus or Realogy.

Section 11.13 [Reserved].

Section 11.14 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.03. NOTHING IN THIS SECTION 11.14 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.15 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.16 [Reserved].

Section 11.17 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent or of partnership or of joint venture.

Section 11.18 Conversion. Notwithstanding any covenants in this Agreement requiring Cartus or CRC to maintain its “corporate existence”, such entity may elect to convert their status from that of a Delaware corporation to that of a Delaware limited liability company, either by filing a certificate of conversion with the Delaware Secretary of State or by merging with and into a newly formed Delaware limited liability company (such conversion or merger, as applicable, being herein called a “Conversion”) subject to the conditions that:

(a) (x) the Person formed by such Conversion (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement in form and substance satisfactory to the Issuer and its assignees, performance of every covenant and obligation of its predecessor entity under the Transaction Documents to which such predecessor entity is a party and (z) such Surviving Entity delivers to the other parties to that certain Fifth Omnibus Amendment dated as of April 10, 2007 (such parties, the “Amendment Parties”) an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Amendment Parties may reasonably request;

(b) all actions necessary to maintain the perfection of the security interests or ownership interests created by such entity under the Transaction Documents in favor of CRC or the Issuer shall have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Amendment Parties;

(c) if such entity is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such Conversion;

(d) in the case of a Conversion of CRC, (x) the organizational documents of any Surviving Entity with respect to CRC shall contain limitations on its business activities and requirements for independent directors or managers substantially equivalent to those set forth in its current organizational documents, and (y) Orrick Herrington & Sutcliffe or other counsel reasonably satisfactory to the other Amendment Parties shall have delivered an opinion of counsel reasonably satisfactory to the other Amendment Parties that such Conversion will not in and of itself alter the conclusions set forth in its opinions previously issued in connection with the Transaction Documents with respect to true sale matters, substantive consolidation matters and bankruptcy issues relating to “home sale proceeds” to the extent relating to CRC; and

(e) each Amendment Party shall have received such other documents as such Amendment Party may reasonably request.

In connection with any such Conversion and the resulting change in name of such entity, Cartus and CRC shall be required to comply with the name change covenants in the Transaction Documents, except that to the extent 30 days prior written notice of the name change is required, such notice period shall be reduced to five Business Days.

From and after any such Conversion effected in compliance with the above conditions: (a) all references in the Transaction Documents to any Person which has altered its corporate structure to become a limited liability company shall be deemed to be references to the Surviving Entity as successor to such Person; (b) all representations, warranties and covenants in the Transaction Documents which state that any of Cartus or CRC is or is required to be a corporation shall be deemed to permit and require the Surviving Entity to be a limited liability company; (c) all references to such Person’s certificate of incorporation, other organizational documents, capital stock, corporate action or other matters relating to its corporate form will be deemed to be references to the Surviving Entity’s organizational documents and analogous matters relating to limited liability companies; (d) all references to such Person’s directors or independent directors will be deemed to be references to the Surviving Entity’s directors, independent directors, managers or independent managers, as the case may be and (e) no representation, warranty or covenant in any Transaction Document shall be deemed to be breached or violated solely as a result of the fact that the Surviving Entity in any Conversion may be disregarded as a separate entity for federal, state or local income tax purposes.

Section 11.19 Release and Sale of FDIC/USPS Receivables. The parties hereto acknowledge and agree that each of Cartus, CRC and the Issuer intends to enter into an assignment agreement (such agreement, the “Kenosia Assignment Agreement”) whereby each of Cartus, CRC and the Issuer will sell to Cartus Financial Corporation (“CFC”) all of its right, title and interest, if any, in and to all Receivables (the “FDIC/USPS Receivables”) outstanding as of a cut-off date specified in such agreement or thereafter arising under or in connection with the Relocation Management Agreements with the Federal Deposit Insurance Corporation and the United States Postal Service (such Relocation Management Agreements, the “FDIC/USPS Contracts”), all Related Property with respect to such FDIC/USPS Receivables (the “FDIC/USPS Related Property”), all Cartus Collections and CRC Collections of such FDIC/USPS Receivables and FDIC/USPS Related Property, and all proceeds of and earnings on the foregoing (collectively, the “FDIC/USPS Transferred Assets”). The parties hereto agree that, notwithstanding anything to the contrary in the Transaction Documents: (i) Cartus, CRC and the Issuer shall be allowed (x) to enter into the Kenosia Assignment Agreement provided that the form and substance of such agreement has been consented to by the Administrative Agent prior to execution thereof, and (y) to consummate the transfer of the FDIC/USPS Transferred Assets on the terms and conditions set forth therein; (ii) concurrently with such transfer, the FDIC/USPS Contracts shall cease to be “Pool Relocation Management Agreements” under any of the Transaction Documents and Schedule 2.1 to this Agreement, the Purchase Agreement and the Fee Receivables Purchase Agreement, as applicable, shall be deemed amended to delete any references to the FDIC/USPS Contracts and any remaining references in the Transaction Documents to the FDIC/USPS Contracts shall be of no further force and effect; and (iii) any Lien the Trustee has on the FDIC/USPS Transferred Assets shall be automatically released without the need for any further action.

Section 11.20 Amendment and Restatement. This Agreement amends and restates the Original Servicing Agreement and shall not constitute a novation or termination of the Original Servicing Agreement and all obligations thereunder are in all respects continuing, with only the terms thereof being modified as provided herein. Each reference in the other Transaction Documents to the “Servicing Agreement,” “thereunder,” “thereof,” “therein,” or any other expression of like import referring to the Original Servicing Agreement shall mean and be a reference to this Agreement.

[END OF ARTICLE XI]

IN WITNESS WHEREOF, Cartus, CRC, the Servicer, the Trustee and the Issuer have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CARTUS CORPORATION, as Originator and Servicer,

by	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

CARTUS RELOCATION CORPORATION, as Originator,

by	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

KENOSIA FUNDING, LLC, as transferee,

by	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

THE BANK OF NEW YORK, as Trustee,

by	/s/ Amy Suzanne Smith
Name:	Amy Suzanne Smith
Title:	Assistant Vice President

[Signature page to the Amended and Restated Servicing Agreement]